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XenoPort, Inc.

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NEWS RELEASE	Company Contact:
For Immediate Distribution	Jackie Cossmon
408-616-7220 ir@XenoPort.com

XenoPort Reports Fourth Quarter and Year-End 2013 Financial Results

SANTA CLARA, CA — February 20, 2014 — XenoPort, Inc. (Nasdaq: XNPT) announced today its financial results for the fourth quarter and year ended December 31, 2013. Revenues for the fourth quarter were $2.9 million, compared to $0.5 million for the same period in 2012. Net loss for the fourth quarter was $19.1 million compared to net income of $3.0 million that resulted from a non-cash gain from XenoPort’s litigation settlement with Glaxo Group Limited (GSK) in the fourth quarter of 2012. At December 31, 2013, XenoPort had cash and cash equivalents and short-term investments of $58.7 million.

XenoPort Business Updates

Since the beginning of the fourth quarter of 2013:

•	XenoPort completed a successful follow-on public offering of XenoPort common stock, raising net proceeds of approximately $67.3 million, after deducting underwriting discounts and commissions and other estimated offering expenses.

•	XenoPort reported that it received feedback from the U.S. Food and Drug Administration (FDA) Division of Neurology Products regarding potential development plans for XP23829 as a potential treatment for patients with relapsing forms of multiple sclerosis (MS). Based on the feedback, XenoPort believes that it could initiate Phase 3 clinical development using XP23829 doses that produce monomethyl fumarate (MMF) exposure similar to that produced by the approved dose of TECFIDERA (dimethyl fumarate). XenoPort also believes that the FDA will require additional information on XP23829 before determining the applicability of the Section 505(b)(2) pathway for a potential New Drug Application (NDA) submission.

•	XenoPort indicated that it plans to submit an Investigational New Drug (IND) application to the FDA Division of Dermatology and Dental Products for XP23829 as a potential treatment for moderate-to-severe chronic plaque psoriasis and plans to initiate a Phase 2 clinical trial of XP23829 for this indication by mid-2014.

•	Net sales of HORIZANT® (gabapentin enacarbil) Extended-Release Tablets in the United States in the fourth quarter grew 34% compared to the third quarter of 2013, which was the first full quarter of XenoPort’s commercialization of HORIZANT. The total number and the trajectory of growth of HORIZANT prescribed tablets achieved all-time highs. HORIZANT prescribed pill counts increased 27% nationwide for the fourth quarter ending December 31, 2013 compared to the third quarter of 2013. In territories where XenoPort is actively promoting HORIZANT, total prescribed pills for the fourth quarter ending December 31, 2013 increased by 39% compared to the third quarter of 2013. This compares to no growth in non-promoted territories.

•

XenoPort reported positive top-line results of a Phase 4 clinical trial that evaluated lower doses of gabapentin enacarbil for the treatment of moderate-to-severe primary restless legs syndrome (RLS) in adults. The study was conducted by XenoPort’s former commercial partner, GSK, as part of the post-marketing commitments imposed by the FDA in connection with its approval of HORIZANT for the treatment of adult patients with moderate-to-severe primary RLS. The most common adverse reactions in adult patients with moderate-to-severe primary RLS taking HORIZANT are somnolence/sedation, dizziness, headache, nausea and fatigue.

Ronald W. Barrett, Ph.D., chief executive officer of XenoPort, stated, “We are currently focused on preparing to initiate Phase 2 development of our novel fumarate product candidate, XP23829, later this year. Our Phase 1 clinical trial results indicated that XP23829 can deliver relevant plasma concentrations of MMF with a desired pharmacokinetic profile. While Phase 1 data in a small number of subjects must be viewed cautiously, we are intrigued by the pharmacodynamic effects of XP23829 on immune cells in peripheral blood of healthy subjects, particularly when XP23829 was dosed once a day. We hope to establish optimal dosing of XP23829 in our planned Phase 2 psoriasis study and use this information for dose selection for potential Phase 3 trials in psoriasis and/or relapsing forms of MS.”

Dr. Barrett continued, “We also believe we have made progress in commercializing HORIZANT. In only two full quarters of promotion, we believe we have demonstrated the potential of our targeted educational efforts and we continue to receive positive feedback from physicians who prescribe HORIZANT. We will continue to closely monitor our progress in increasing the value of HORIZANT through these commercialization efforts.”

XenoPort Fourth Quarter and Year-End 2013 Financial Results

Revenues for the fourth quarter and year ended December 31, 2013 were $2.9 million and $8.0 million, respectively, compared to $0.5 million and $21.6 million for the same periods in 2012. The increase in revenues in the fourth quarter ended December 31, 2013 was principally due to HORIZANT net product sales. HORIZANT net product sales totaled $6.4 million for the year ended December 31, 2013. The decrease in total revenues for the year ended December 31, 2013 compared to 2012 was primarily due to the recognition in 2012 of a $10.0 million contingent payment from GSK and a $10.0 million milestone payment from Astellas Pharma Inc.

Research and development expenses for the fourth quarter of 2013 decreased to $3.7 million from $10.6 million for the same period in 2012. The decrease in research and development expenses for the fourth quarter of 2013 was principally due to decreased net costs for arbaclofen placarbil (AP), decreased personnel costs, which were primarily due to decreased headcount and decreased non-cash stock-based compensation, and decreased net costs for XP23829 development activities. Research and development expenses for the year ended December 31, 2013 decreased to $33.3 million from $42.9 million for 2012. The decrease in research and development expenses for 2013 compared to 2012 was principally due to decreased net costs for AP and decreased personnel costs, which were primarily due to decreased headcount and decreased non-cash stock-based compensation, partially offset by increased net costs for XP23829 development activities.

Selling, general and administrative expenses were $17.6 million and $59.1 million for the fourth quarter and year ended December 31, 2013, respectively, compared to $7.4 million and $30.2 million for the same periods in 2012, respectively. The increase in selling, general and administrative expenses in both periods of 2013 compared with 2012 was principally due to costs related to the commercialization and promotion of HORIZANT, which included increased professional fees, marketing costs and personnel costs.

Net loss for the fourth quarter of 2013 was $19.1 million, compared to net income of $3.0 million for the same period in 2012. Net loss for 2013 was $85.9 million, compared to a net loss of $30.8 million for 2012. Basic and diluted net loss per share were $0.40 for the fourth quarter of 2013, compared to basic and diluted net income per share of $0.07 for the same period in 2012. For the year ended 2013, basic and diluted net loss per share were $1.81, compared to basic and diluted net loss per share of $0.78 for 2012.

Financial Guidance

XenoPort announced that it expects the net use of cash for 2014 to be in the range of $60 million to $70 million (net use of cash is the difference between the anticipated balances of cash and cash equivalents plus short-term investments at 12/31/14 and the actual balances at 12/31/13, excluding net proceeds from the January 2014 financing).

Other News

XenoPort also reported today that Clinton Relational Opportunity Master Fund, L.P. (Clinton) has provided notice of its intent to nominate three candidates to stand for election to XenoPort’s Board of Directors and to submit other proposals for consideration at XenoPort’s 2014 Annual Meeting of Stockholders.

Conference Call

XenoPort will host a conference call at 5:00 p.m. Eastern Time today to discuss its financial results and provide an update on XenoPort’s business. To access the conference call via the Internet, go to www.XenoPort.com. To access the live conference call via phone, dial 1-888-275-3514. International callers may access the live call by dialing 706-679-1417. The reference number to enter the call is 25925028.

The replay of the conference call may be accessed that same day after 8:00 p.m. Eastern Time, via the Internet, at www.XenoPort.com, or via phone at 1-855-859-2056 for domestic callers, or 404-537-3406 for international callers. The reference number to enter the replay of the call is 25925028.

About XenoPort

XenoPort, Inc. is a biopharmaceutical company focused on developing and commercializing a portfolio of internally discovered product candidates for the potential treatment of neurological disorders. XenoPort is currently commercializing HORIZANT® in the United States and developing its novel fumaric acid ester product candidate, XP23829, as a potential treatment for psoriasis and/or relapsing forms of multiple sclerosis. REGNITE® (gabapentin enacarbil) Extended-Release Tablets is being marketed in Japan by Astellas Pharma Inc. XenoPort’s pipeline of product candidates also includes potential treatments for patients with spasticity related to spinal cord injury and Parkinson’s disease. To learn more about XenoPort, please visit the website at www.XenoPort.com.

Forward-Looking Statements

This press release contains “forward-looking” statements, including, without limitation, all statements related to the commercial opportunity for HORIZANT; our ability to build value in HORIZANT through, and the potential of, our targeted educational efforts; our current strategy for advancing the XP23829 clinical development program, including the initiation or conduct of planned or potential future clinical trials and the timing thereof; the potential submissions of an IND and an NDA to the FDA for XP23829 and the timing thereof; the potential applicability of the Section 505(b)(2) NDA pathway; the suitability of XP23829 as a potential treatment for psoriasis or relapsing forms of MS; XenoPort’s expected net cash usage for 2014; and other statements that are not historical facts. Any statements contained in this press release that are not statements of historical fact may be deemed to be forward-looking statements. Words such as “anticipated,” “believe,” “could,” “expects,” “hope,” “plans,” “potential,” “will” and similar expressions are intended to identify forward-looking statements. These forward-looking statements are based upon XenoPort’s current expectations. Forward-looking statements involve risks and uncertainties. XenoPort’s actual results and the timing of events could differ materially from those anticipated in such forward-looking statements as a result of these risks and uncertainties, which include, without limitation: risks related to XenoPort’s lack of commercialization experience and its ability to successfully market and sell HORIZANT, including XenoPort’s ability to maintain sales, marketing, distribution, supply chain and other sufficient capabilities to sell HORIZANT; XenoPort’s dependence on the success of its strategies for HORIZANT commercialization, promotion and distribution, as well as its ability to successfully execute on these activities and to comply with applicable laws, regulations and regulatory requirements; the competitive environment for and the degree of market acceptance of HORIZANT; obtaining appropriate pricing and reimbursement for HORIZANT in an increasingly challenging environment; the difficulty and uncertainty of pharmaceutical product development and the uncertain results and timing of clinical trials and other studies, including the risk that success in preclinical testing and early clinical trials does not ensure that later clinical trials will be successful; XenoPort’s ability to successfully advance XP23829 development and to conduct or initiate clinical trials in the anticipated timeframes, or at all; the uncertainty of the FDA’s review process and other regulatory requirements; XenoPort’s need for and the availability of resources to develop XP23829 and to support XenoPort’s operations; the uncertain therapeutic and commercial value of HORIZANT and XP23829; as well as risks related to future opportunities and plans, including the uncertainty of expected future financial performance and results. These and other risk factors are discussed under the heading “Risk Factors” in XenoPort’s prospectus supplement filed with the Securities and Exchange Commission (“SEC”) under Rule 424(b)(5) on January 24, 2014. XenoPort expressly disclaims any obligation or undertaking to release publicly any updates or revisions to any forward-looking statements contained herein to reflect any change in the company’s expectations with regard thereto or any change in events, conditions or circumstances on which any such statements are based.

Important Additional Information and Where to Find It

XenoPort, Inc., its directors and certain of its executive officers may be deemed to be participants in the solicitation of proxies from stockholders in connection with XenoPort’s 2014 Annual Meeting of Stockholders. XenoPort intends to file with the SEC and provide to its stockholders a proxy statement and a WHITE proxy card in connection with such solicitation. XENOPORT STOCKHOLDERS ARE STRONGLY ENCOURAGED TO READ ANY SUCH PROXY STATEMENT (INCLUDING ANY AMENDMENTS AND SUPPLEMENTS) AND ANY OTHER RELEVANT DOCUMENTS WHEN THEY BECOME AVAILABLE BECAUSE THEY WILL CONTAIN IMPORTANT INFORMATION.

Information regarding the names of XenoPort’s directors and executive officers and their respective interests in XenoPort by security holdings or otherwise is set forth in XenoPort’s proxy statement for the 2013 Annual Meeting of Stockholders, filed with the SEC on April 12, 2013, in XenoPort’s annual report on Form 10-K, filed with the SEC on March 14, 2013, and in XenoPort’s press release dated January 29, 2014, which documents are available at XenoPort’s investor relations website at http://investor.xenoport.com/index.cfm. To the extent holdings of such participants in XenoPort’s securities have changed since the amounts described in the 2013 proxy statement, or if a particular participant’s holdings are not set forth in the 2013 proxy statement, such holdings (or changes thereto) have been reflected on Initial Statements of Beneficial Ownership on Form 3 or Statements of Change in Ownership on Form 4 filed with the SEC. Information regarding the special interests of such participants, if any, in the matters to be voted on at XenoPort’s 2014 Annual Meeting of Stockholders will be included in the proxy statement referred to above. You can obtain free copies of these referenced documents as described below.

These documents, including any proxy statement (and amendments or supplements thereto) and the accompanying WHITE proxy card, and any other relevant documents and other material filed by XenoPort with the SEC, are or will be available for no charge at the SEC’s website at www.sec.gov and at XenoPort’s investor relations website at http://investor.xenoport.com/index.cfm. Copies may also be obtained free of charge by contacting XenoPort Investor Relations by mail at 3410 Central Expressway, Santa Clara, California 95051 or by telephone at (408) 616-7200.

XNPT2F

HORIZANT, REGNITE and XENOPORT are registered trademarks of XenoPort, Inc.

— Financial Tables to Follow —

XENOPORT, INC.

BALANCE SHEETS

(Unaudited, in thousands)

	December 31, 2013	December 31, 2012
Current assets:
Cash and cash equivalents	$20,584	$36,134
Short-term investments	38,074	102,868
Accounts receivable, net	939	—
Right to the HORIZANT business	—	13,557
Inventories	1,262	—
Prepaids and other current assets	2,826	2,529

Total current assets	63,685	155,088
Property and equipment, net	2,552	1,528
Long-term inventories	10,185	—
Restricted investments and other assets	2,119	2,432

Total assets	$78,541	$159,048

Liabilities:
Current liabilities	$10,069	$13,771
Noncurrent liabilities	14,779	15,067

Total liabilities	24,848	28,838

Stockholders’ equity (deficit):
Common stock	48	47
Additional paid-in capital and other	591,128	581,763
Accumulated deficit	(537,483)	(451,600)

Total stockholders’ equity	53,693	130,210

Total liabilities and stockholders’ equity	$78,541	$159,048

— more —

XENOPORT, INC.

STATEMENTS OF OPERATIONS

(Unaudited, in thousands, except per share amounts)

	Three Months Ended December 31,		Year Ended December 31,
	2013	2012	2013	2012
Revenues:
Product sales, net	$2,737	$—	$6,414	$—
Collaboration revenue	—	378	1,137	11,515
Royalty revenue	142	109	400	109
Net revenue from unconsolidated joint operating activities	—	—	—	10,000

Total revenues	2,879	487	7,951	21,624
Operating expenses (gains):
Cost of product sales	616	—	1,170	—
Research and development*	3,689	10,600	33,325	42,947
Selling, general and administrative*	17,633	7,422	59,084	30,244
Gain on litigation settlement	—	(20,499)	—	(20,499)

Total operating expenses (gains)	21,938	(2,477)	93,579	52,692

Income (Loss) from operations	(19,059)	2,964	(85,628)	(31,068)
Net interest income (expense)	(79)	78	(255)	254

Net income (loss)	$(19,138)	$3,042	$(85,883)	$(30,814)

Basic and diluted net income (loss) per share	$(0.40)	$0.07	$(1.81)	$(0.78)

Shares used to compute basic net income (loss) per share	47,768	45,296	47,545	39,434

Shares used to compute diluted net income (loss) per share	47,768	46,501	47,545	39,434

* Includes employee non-cash stock-based compensation as follows:

Research and development	$536	$1,321	$3,059	$4,364
Selling, general and administrative	1,700	1,821	7,485	7,917

Total	$2,236	$3,142	$10,544	$12,281

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